As filed with the Securities and Exchange Commission on July 10, 2017
Registration No. 333-181364

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

O’REILLY AUTOMOTIVE, INC.
(Exact name of registrant as specified in its charter)

Missouri	27-4358837
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

233 South Patterson Springfield, Missouri	65802
(Address of Principal Executive Offices)	(Zip Code)

O’REILLY AUTOMOTIVE, INC. 2012 INCENTIVE AWARD PLAN
O’REILLY AUTOMOTIVE, INC. 2017 INCENTIVE AWARD PLAN
(Full title of the plan)

Greg Henslee
Chief Executive Officer
O’Reilly Automotive, Inc.
233 South Patterson
Springfield, Missouri 65802
(Name and address of agent for service)
(417) 862-6708
(Telephone number, including area code, of agent for service)

Copies of All Correspondence to:

Kimberly A. deBeers, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 155 North Wacker Drive Chicago, IL 60606 (312) 407-0700	Jeffrey T. Haughey Husch Blackwell LLP 4801 Main Street Suite 1000 Kansas City, MO 64112 (816) 983-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large Accelerated filer	☒	Accelerated filer	☐

Non-Accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Reg. No. 333-181364) (the “Registration Statement”) of O’Reilly Automotive, Inc. (the “Registrant”) filed with the Securities and Exchange Commission on May 11, 2012, registering the offer and sale of 10,000,000 shares of the Registrant’s common stock, par value $.01 per share (the “Common Stock”) issuable under the O’Reilly Automotive, Inc. 2012 Incentive Award Plan (the “2012 Plan”).
On May 9, 2017, the Registrant’s shareholders approved the adoption of the O’Reilly Automotive, Inc. 2017 Incentive Award Plan (the “2017 Plan”), effective as of May 9, 2017 (the “Effective Date”). The 2017 Plan provides, among other things, that any shares of Common Stock reserved for issuance under the 2012 Plan that remain available for grant under the 2012 Plan immediately prior to the Effective Date will become available for issuance under the 2017 Plan. Furthermore, following the Effective Date, no further awards will be made under the 2012 Plan. Therefore, from and after the Effective Date, any shares of Common Stock reserved for issuance under the 2012 Plan that remain available for grant under the 2012 Plan immediately prior to the Effective Date and were registered pursuant to the Registration Statement will not be available for issuance pursuant to the 2012 Plan, but instead will be available for issuance under the 2017 Plan. In addition, shares of Common Stock that are subject to outstanding awards under the 2012 Plan but that terminate, expire, or would otherwise again be available for issuance under the 2012 Plan but for the termination of the 2012 Plan, will be available for issuance under the 2017 Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on February 28, 2017;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, filed with the Commission on May 8, 2017;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 31, 2017; February 7, 2017; February 27, 2017; April 11, 2017; May 5, 2017; May 10, 2017; and June 5, 2017; and

(d)
The description of the Registrant’s common stock, which is contained in the Registrant’s Registration Statement on Form S-1, File No. 33-58948, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents or reports with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement in a subsequently filed document that is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information furnished under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
None.

Item 6.	Indemnification of Directors and Officers.
Section 351.355(1) of The General and Business Corporation Law of Missouri (the “MGBCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 351.355(2) of the MGBCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper.

Section 351.355(3) of the MGBCL provides that, except as otherwise provided in the corporation’s articles of incorporation or bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding referred to in subsection (1) or (2) of Section 351.355 of the MGBCL, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with such action, suit or proceeding. Section 351.355(6) of the MGBCL provides that the indemnification provided in Section 351.355 is not deemed to be exclusive of any other rights of indemnification that a person may be entitled under the articles of incorporation or bylaws or any agreement, vote of shareholders or disinterested directors or otherwise. Section 351.355(7) of the MGBCL provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2) of Section 351.355 of the MGBCL, provided such additional indemnification is either (i) authorized, directed or provided for by the corporation’s articles of incorporation or an amendment thereto or (ii) is authorized, directed or provided for by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

Section 351.055.2(3) of the MGBCL permits a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 351.345 of the MGBCL or (iv) for any transaction from which the director derived an improper personal benefit.

Article IX of the Registrant’s articles of incorporation, as currently in effect, permits the Registrant to enter into agreements with its directors, officers, employees and agents, providing such indemnification as deemed appropriate, up to the maximum extent permitted by law. Article IX of the articles of incorporation provides that the Registrant shall extend to its directors the indemnification specified in subsections (1) and (2) of Section 351.355 of the MGBCL and the additional indemnification authorized in subsection (7) of the MGBCL and that it may extend to its officers, employees and agents such indemnification and additional indemnification.

In addition, Article XI of the articles of incorporation states that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty by such director as a director, but it does not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 351.345 of the MGBCL, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or repeal of Article XI will apply to or have any effect on the liability or alleged liability of any director of the Registrant for or with respect to any acts or omissions of such director prior to such amendment or repeal.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits
See the “Exhibit Index” following the signature page hereto.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Springfield, state of Missouri, on this 10th day of July, 2017.

O’REILLY AUTOMOTIVE, INC.

By:	/s/ Greg L. Henslee
Greg L. Henslee Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated on this 10th day of July, 2017.

Signature	Title	Date

/s/ Greg L. Henslee	Chief Executive Officer (Principal Executive Officer)	July 10, 2017
Greg L. Henslee

/s/ Thomas McFall	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 10, 2017
Thomas McFall

/s/ David O’Reilly	Director and Chairman of the Board	July 10, 2017
David O’Reilly

/s/ Charles H. O’Reilly, Jr.	Director and Vice Chairman of the Board	July 10, 2017
Charles H. O’Reilly, Jr.

/s/ Larry O’Reilly	Director and Vice Chairman of the Board	July 10, 2017
Larry O’Reilly

/s/ Rosalie O’Reilly Wooten	Director	July 10, 2017
Rosalie O’Reilly Wooten

/s/ Jay D. Burchfield	Director	July 10, 2017
Jay D. Burchfield

/s/ Thomas T. Hendrickson	Director	July 10, 2017
Thomas T. Hendrickson

/s/ Paul R. Lederer	Director	July 10, 2017
Paul R. Lederer

/s/ John R. Murphy	Director	July 10, 2017
John R. Murphy

/s/ Ronald Rashkow	Director	July 10, 2017
Ronald Rashkow

FORM S-8
O’REILLY AUTOMOTIVE, INC.
EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation of the Registrant, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated May 9, 2013, is incorporated herein by this reference.

4.2	Amended and Restated Bylaws of the Registrant, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated November 29, 2016, is incorporated herein by this reference.

5.1*	Opinion of Husch Blackwell LLP

23.1	Consent of Ernst & Young LLP, filed herewith.

23.2*	Consent of Husch Blackwell LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on signature page of the Registration Statement)

99.1	O’Reilly Automotive, Inc. 2012 Incentive Award Plan, filed as Annex A to the Registrant’s Definitive Proxy Statement, filed on March 23, 2012, is incorporated herein by this reference.

99.2	O’Reilly Automotive, Inc. 2017 Incentive Award Plan, filed as Annex A to the Registrant’s Definitive Proxy Statement, filed on March 24, 2017, is incorporated herein by this reference.

* Previously filed with the Registration Statement.